Exhibit 23.1

Consent of Independent Registered Public Accounting Firm — KPMG LLP

The Board of Directors
OpenTV Corp.

We consent to the incorporation by reference in the registration statements (No. 333-74026, No. 333-52180, No. 333-42892, No. 333-37196, No. 333-102944, No. 333-115373, and No. 333-130560) on Form S-8 and (No. 333-115374) on Form S-3 of OpenTV Corp. of our report dated March 30, 2006, with respect to the consolidated balance sheet of OpenTV Corp. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years ended December 31, 2005 and 2004, and the related financial statement schedule which report appears in this December 31, 2006 annual report on Form 10-K of OpenTV Corp.

/s/  KPMG LLP

San Francisco, California
March 9, 2007